FORM 25 (Saskatchewan)
FORM 26 (Newfoundland)
FORM 27 (British Columbia, Alberta, Ontario & Nova Scotia)

Material Change Report Pursuant To

Clause 84(1)(b) of the Securities Act, 1988, S.S. 1988 c. S-42.2
Subsection 67(1) of the Securities Act, S.B.C. 1985 c. 83
Subsection 118(1) of the Securities Act, R.S.A. 1981 c. S-6.1
Subsection 75(2) of the Securities Act, R.S.O. 1980 c. 466
Subsection 73 of the Securities Act, R.S.Q. c.V-1 — 1.1
Subsection 81(2) of the Securities Act, R.S.N.S. 1989 c. 418
Subsection 76(2) of the Securities Act, 1990 S. Nfld. c. 48

ITEM 1 —	Reporting Issuer:

Cameco Corporation (“Cameco”)

ITEM 2 —	Date of Material Change:

February 14, 2003

ITEM 3 —	Press Release:

The English version and the French translation version of the press release relating to this material change were distributed and filed by Canadian Corporate News through their Canadian Timely Disclosure Pack and U.S. Timely Disclosure Pack on February 14, 2003.

ITEM 4 —	Summary of Material Change:

On February 14, 2003, a Cameco subsidiary acquired an additional 16.6% interest in Bruce Power L.P. (Bruce Power), bringing Cameco’s total indirect interest in Bruce Power to 31.6%. Concurrently, Cameco increased its interest in Bruce Power Inc., the general partner of Bruce Power, to 33 1/3%. Cameco acquired these interests from an affiliate of British Energy plc (BE) and paid $209 million.

TransCanada PipeLines Limited (TransCanada), through a subsidiary, and BPC Generation Infrastructure Trust (BPC), a trust established by Ontario Municipal Employees Retirement System (OMERS), each acquired a 31.6% interest in Bruce Power and a 33 1/3% interest in Bruce Power Inc. from the same BE affiliate.

The Power Worker’s Union and The Society of Energy Professionals increased their collective interest in Bruce Power from 2.6% to 5.2% as part of the same transaction.

As part of the closing of this transaction, a Cameco subsidiary, a TransCanada subsidiary and BPC each advanced $75 million to Bruce Power. Bruce Power used these funds to pay $225 million in deferred rent that it owed to Ontario Power Generation Inc. (OPG).

This completes the transaction described in Cameco’s December 23, 2002 material change report.

ITEM 5 —	Full Description of Material Change:

In early September of 2002, after announcing a weakened financial position, BE received loans and financial support from the British government. As a condition of the agreement to provide these loans and financial support, the British government required and received guarantees from certain BE subsidiaries, including Bruce Power.

Late in 2002, Cameco signed an agreement as part of a consortium with TransCanada and BPC to purchase 79.8% of Bruce Power from BE. The Power Worker’s Union and The Society of Energy Professionals agreed to obtain BE’s remaining 2.6% interest in Bruce Power.

On February 14, 2003, a Cameco subsidiary acquired an additional 16.6% interest in Bruce Power, bringing Cameco’s total indirect interest in Bruce Power to 31.6%. Cameco concurrently increased its interest in Bruce Power Inc., the general partner of Bruce Power, to 33 1/3%. Cameco acquired these interests from an affiliate of BE and paid approximately $209 million. The amount paid was higher than the $198 million referenced in Cameco’s material change report dated December 23, 2003 because it included Cameco’s share of a cash advance made to Bruce Power made by BE late in December 2002.

TransCanada, through a subsidiary, and BPC, a trust established by OMERS, each acquired a 31.6% interest in Bruce Power and a 33 1/3% interest in Bruce Power Inc. from the same BE affiliate.

The Power Worker’s Union and The Society of Energy Professionals increased their collective interest in Bruce Power from 2.6% to 5.2% as part of the same transaction.

As part of the closing of this transaction, a Cameco subsidiary, a TransCanada subsidiary and BPC each advanced $75 million to Bruce Power. Bruce Power used these funds to pay $225 million in deferred rent that it owed to OPG.

Cameco’s total commitment for financial assurances given on behalf of Bruce Power is estimated to be $200 million. These financial assurances include financial assurances given to the Canadian Nuclear Safety Commission (CNSC) in support of Bruce Power’s operating license, guarantees in favour of OPG under the lease between Bruce Power and OPG for the Bruce site and guarantees in support of Bruce Power’s power purchase agreements with large industrial customers. This last commitment is subject to adjustment as the actual amounts of financial assurances in support of power purchase agreements will fluctuate in response to wholesale electricity market changes.

The Bruce Power limited partnership agreement and certain other related documents were amended to give effect to the new ownership of Bruce Power following closing. Under these new arrangements, among other things, Cameco will continue as Bruce Power’s fuel manager.

As part of the acquisition of BE’s interest in Bruce Power, the consortium acquired a BE affiliate’s 50% interest in Huron Wind L.P. (Cameco subsidiary’s share is 1/3). Located adjacent to the Bruce site, the nine-megawatt Huron Wind L.P. wind farm officially opened on November 29, 2002. OPG owns the other 50% of Huron Wind L.P.

Upon closing, Bruce Power’s guarantees in support of the loans and financial support to BE provided by the British government were released.

Beginning in 2003, Bruce Power is expected to contribute significantly to Cameco’s earnings. The acquisition and its share of the OPG deferred rent payments were funded by Cameco from existing credit facilities, increasing Cameco’s net debt to capitalization ratio to about 19%.

The Bruce nuclear power plants consist of four Bruce B reactors currently operating and four Bruce A reactors that are not operating. Subject to regulatory approval, Bruce Power is on schedule to restart two of the Bruce A reactors by the summer of 2003. These six nuclear reactors will represent about 4,600 megawatts of electricity capacity, or approximately 15% of Ontario’s capacity.

Certain statements contained in this material change report relating to the February 14, 2003 press release are forward looking and reflect Cameco’s views with respect to the future. Since forward-looking statements address future events and conditions, by their nature they involve inherent risks and uncertainties and are not guarantees of Cameco’s future performance or results. They are subject to various factors and assumptions which may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, wholesale electricity prices in Ontario; Ontario electricity rate regulations; the impact of the sales volume of electricity generated from the Bruce nuclear units; regulatory initiatives regarding deregulation, re-regulation or restructuring of the electric utility industry in Ontario; changes in government regulations and policies; effects of weather and other natural phenomena; failure to obtain necessary permits and approvals from government authorities, including an operating license from the CNSC for the Bruce A units; operating performance of the Bruce nuclear facilities, including the impact thereon of mechanical, equipment or structural problems; loss of revenue and increase in costs due to unexpected outages or longer than planned scheduled outages of any of the Bruce units; nuclear waste management and decommissioning; success of the planned restart of the Bruce A units and Bruce Power capacity factor improvement projects; and environmental, safety and operating risks associated with nuclear power. Some of these and other factors are discussed in greater detail in Cameco’s annual information form on file with the US Securities and Exchange Commission and Canadian securities regulatory authorities. Although Cameco believes that the assumptions inherent in the forward-looking statements are reasonable, undue reliance should not be placed on these statements, which only apply as of the date of the February 14, 2003 press release. Cameco is not obligated to update or revise any forward-looking statements, whether as the result of new information, future developments or otherwise.

ITEM 6 —	Reliance on Subsection 84(2) (SK), Subsection 67(2) (BC), Subsection 118(4) (AB), Subsection 75(3) (ON), Section 74 (PQ), Subsection 81(3) (NS), and Subsection 76(3) (NF):

None Applicable

ITEM 7 —	Omitted Information:

None Applicable

ITEM 8 —	Senior Officer:

Gary M.S. Chad Senior Vice-President, Law, Regulatory Affairs and Corporate Secretary Cameco Corporation (306) 956-6303

ITEM 9 —	Statement of Senior Officer:

The foregoing accurately discloses the material change referred to herein.

DATED at Saskatoon, Saskatchewan the 24th day of February, 2003.

/s/ Gary M.S. Chad
Gary M.S. Chad Senior Vice-President, Law, Regulatory Affairs and Corporate Secretary